租赁土地协议书

Land Lease Agreement

甲方：云南省玉溪市投资促进局

Party A: Yuxi Investment Promotion Bureau of Yunnan Province

乙方：亨普（云南）国际控股有限公司

Party B: Hemp (Yunnan) International Holdings Co., Ltd.

丙方：汉麻实业（玉溪）有限公司

Party C: Hemp Industry (Yuxi) Co., Ltd.

根据甲乙双方 2019 年 9 月 22 日签订的《元江县“工业大麻国际产业园”和“工业大麻种植基地”项目投资合作协议》书约定,乙方 2020 年公司种植工业大麻示范基地

不低于 3 万亩。按照《中华人民共和国农村土地承包法》第三十六条、第三十七条、三十八、三十九条和中共中央办公厅（1992）5 号文件“政企分开”之规定：土地承包农户有自主经营和选择权以及甲方作为政府部门不能参与公司经营活动等。为了不影响乙方投资进度，完成 2020 年种植任务，甲方特别委托丙方汉麻实业（玉溪）有限公司

作为主体租赁方完成乙方种植土地的租赁工作。经三 方友好协商达成共识，并签订本协议。

According to the "Investment and Cooperation Agreement of Yuanjiang County's Industrial Cannabis International Industrial Park and Industrial Cannabis Plantation Base " signed by Part A and B on September 22, 2019, Party B in 2020 will plant industrial hemp demonstration base for cultivation no less than 30,000 mu. According to Article 36, Article 37, Article 38, Article 39 of the Law of the People's Republic of China on Rural Land Contracting, and Provisions of the "Separation of Government and Enterprise" by the General Office of the CPC Central Committee (1992) No. 5, land contract farmers have the right to operate and choose independently, and Party A as a government department cannot participate in the company's business activities etc. In order not to affect Party B's investment progress and complete the planting task in 2020, Party A specially has entrusted Party C -Hemp Industry (Yuxi) Co., Ltd. as the main lessor to complete the lease of Party B's planting land. Consensus was reached through

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friendly negotiations among the three parties, and this agreement was signed.

第一条 租赁土地面积：30000 亩（5000 英亩）

Article 1 Leased land area: 30,000 mu (5,000 acres)

第二条 租赁土地地点：曼来镇上把哈村片区（羊岔

街）、禮江街道旧寨片区、甘庄街道甘坝片区、那诺乡上 寨片区、澄江街道旧片区等。

Article 2 Leased land locations: Shangbaha Village (Yangcha street), Jiuzhai area of Lijiang street, Ganba subdistrict of Ganzhuang street, Shangzhai area of Nanuo township, old district of Chengjiang street, etc.

第三条 租赁费单价：每英亩每年租赁费 800 美元（汇率按 7.0012 计算）。

Article 3 Unit Price of Lease Fee: 800 US dollars per acre per year (exchange rate is calculated based on 7.0012).

第四条 租赁土地年限：25 年，到期后可续签 25 年。

 Article 4 Duration of leased land: 25 years,

renewable for 25 years upon expiry.

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第五条 租赁土地款支付办法：签订土地租赁合同，首期租赁费支付农户半年租金，播種前十天支付其餘半年. 以后为每年支付。

Article 5 Lease land payment method: sign a land lease contract, the first period of lease payment shall be paid to the farmer for half year rent, and the remaining six months are paid ten days before sowing. After that, it is paid annually.

第六条 甲方责任：甲方负责宣传引导农户积极支持该项目的土地出租或流转，并组建临时工作小组配合丙方工作。甲方全程监督丙方土地租赁费的支付工作。

Article 6 Party A's Responsibility: Party A is responsible for propagating and guiding farmers to actively support the lease or transfer of land for the project, and set up a temporary working group to cooperate with Party C's work. Party A oversees the payment of Party C's land lease fees.

第七条 乙方责任：乙方负责在土地租赁工作开始前 10 日内，必须将租赁款总金额支付给丙方，丙方向乙方提供租赁合同和农户收款收据。乙方按照《中华人民共和国农村土地承包法》严格执行。

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Article 7 Party B's Responsibility: Party B is responsible for paying the total amount of the lease payment to Party C within 10 days before the start of the land leasing work, and Party C provides Party B with the lease contract and farmers' receipts. Party B shall strictly implement it in accordance with the Law of the People's Republic of China on Rural Land Contracting.

第八条 丙方责任：

Article 8 Liability of Party C:

1.丙方负责按乙方指定的种植土地区域与农户签订土地 租赁合同和支付租赁款，并报备县人民政府和国土部门。

1.    Party C is responsible for signing land lease contracts and paying lease payments with farmers in accordance with the planting land area designated by Party B, and reporting to the county people's government and the land department

2. 丙方将土地租赁合同及租赁土地界限图（卫星云图） 上报一份给乙方存档。

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2. Party C submits a copy of the land lease contract and the leased land boundary map (satellite cloud image) to Party B for archiving.

3    .在租赁土地过程中，若遇到土地上有附作物需要赔 偿，丙方应及时与乙方沟通，须征得乙方书面（包括电子文件、微信、手机信息）同意后方可签订赔偿协议。

3.    In the process of leasing the land, if there is any crop on the land that needs compensation, Party C should communicate with Party B in time, and can only sign the compensation agreement with the written consent of Party B (including electronic files, WeChat and mobile phone information).

4    .在乙方资金到账为保障的前提下，丙方须按时如数 完成土地租赁工作，若丙方不能按时完成土地租赁工作， 给乙方造成种植任务完不成的损失，其损失由丙方承担。

4.    On the premise that Party B's funds are secured, Party C must complete the land lease work on time and in full. If Party C fails to complete the land lease work on time, Party B will cause losses to the planting task that cannot be completed, and Party C will bear the losses.

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第九 条协议生效：本协议经各方签字盖章和乙方租赁资金到账生效，执行完后失效。

Article 9 The Agreement Comes into Effect: This agreement is effective after being signed and sealed by the parties and the leased funds of Party B are entered into account. Invalid after execution

第十 条本协议一式三份，甲乙丙三方各持一份。Article 10 This agreement is in triplicate, and each of the three parties holds one.

甲方：Party A: 乙方：Party B: 丙方：Party C: 2019 年 12 月 1 日 December 1, 2019

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